National	Executive Office
Technical	24007 VenturaBoulevard
Systems, Inc.	Calabasas, California 91302
Tel: (818) 591-0776
Fax: (818) 591-0899

For Release July 10, 2009 7:30AM Eastern

Contact:	National Technical Systems

Aaron Cohen, Vice Chairman

Mobile: 818-652-2271
Email: aaron.cohen@ntscorp.com

National Technical Systems Announces

Stock Repurchase Plan

Calabasas, California - July 10, 2009 - National Technical Systems, Inc. (NASDAQ: NTSC) (NTS) announced today that its Board of Directors has approved a share repurchase plan whereby the Company may repurchase up to 200,000 shares of its Common Stock. Purchases of shares under the plan may be made from time to time, depending on existing market conditions, in the open market, through block trades or privately negotiated transactions.

" When our stock is trading below its net asset value, despite the Company's profitability, our Board believes that the repurchase of shares is a good use of our cash and that such repurchases benefit our shareholders" said William McGinnis, Chief Executive Officer of National Technical Systems. "The share repurchase plan, coupled with recent special dividends and our increasing book value, represent important returns to our shareholders".

The repurchase program will be funded using the Company's available cash resources. Repurchases may be commenced or suspended at any time without prior notice and the Company is not obligated to purchase any specific number of shares.

About National Technical Systems, Inc. (NTS)

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration and systems evaluation. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associate with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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